Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Superior Energy Services, Inc.
We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report for the year ended December 31, 2006 refers to a change in the method of accounting for share-based payments.
/s/ KPMG LLP
New Orleans, Louisiana
April 26, 2007